Exhibit 99.1

Technovative Group, Inc. Announces the Appointment of Chief Technology Officer

Dr. Kewei Huang to Oversee Fintech, Blockchain and Big Data Analytics Offerings

Hong Kong, China, February 5, 2018 – Technovative Group, Inc. (“Technovative” or the “Company”) (OTCPINK: TEHG), a technology company focused in delivering financial technology, blockchain and big data analytics technologies, announced that on February 1, 2018, the Company appointed Dr. Kewei Huang as its Chief Technology Officer (“CTO”).

In this role, Dr. Huang will lead the research and development team. Dr. Huang will have full responsibility for engineering activities associated with the development of the Hedu SmartSuite, as well as technology developments within the PRC region.

Dr. Huang joins the Group following a successful career as Chief Technology Officer of Hadoop-Tech from March 2017, to December 2017; from October 2015, to March 2017 as Chief Technology Officer of Moxian, Inc., a social network platform that integrates social media and business into a single platform primarily in China; and Vice President of Software for Pactera, an IT consulting and outsourcing company. Dr. Huang has managed or directed Research and Development in all the prior mentioned entities and organizations.

Dr. Huang received a Bachelor’s Degree with honors from the National University-Singapore in 1990, and received a PhD from the University New South Wales in 1995, as well as, an MBA from Preston University in 2004.

Commenting on the appointment, Nicolas Lin, President and CEO of Technovative, stated, “It gives me great pleasure to welcome Dr. Huang to Technovative as our new Chief Technology Officer. We believe that Dr. Huang will bring innovative ideas and game changing technologies into our current research and development projects. With Dr. Huang’s extensive technical expertise we believe he is the ideal addition to the management team, who will help us grow our Company.”

About Technovative Group, Inc.

Technovative Group, Inc. is a technology holding company. The Company through its subsidiaries and consolidated variable interest entity, is engaged in delivering financial technology, blockchain solutions and big data analytics technologies to financial service institutions (“FSI”) in the Greater China (“GS”) region. We are currently developing a suite of smart tools which includes SmartBot, Smart Contracts, Data Analytics, Blockchain and Trading platform targeted to FSI in GC.

More information about the Company can be found at www.technovative.co

Forward-Looking Statements

This press release may contain information about Technovative’s view of its future expectations, plans and prospects that constitute forward-looking statements. Actual results may differ materially from historical results or those indicated by these forward-looking statements as a result of a variety of factors including, but not limited to, risks and uncertainties associated with its ability to raise additional funding, its ability to maintain and grow its business, variability of operating results, its ability to maintain and enhance its brand, its development and introduction of new products and services, the successful integration of acquired companies, technologies and assets into its portfolio of products and services, marketing and other business development initiatives, competition in the industry, general government regulation, economic conditions, dependence on key personnel, the ability to attract, hire and retain personnel who possess the technical skills and experience necessary to meet the requirements of its clients, and its ability to protect its intellectual property. Technovative encourages you to review other factors that may affect its future results in Technovative’s registration statement and in its other filings with the Securities and Exchange Commission.

Contact:

Technovative Group, Inc.

Sally Sun

Phone: +852-2162 7529

ir@technovative.co

Investor Relations

Sean Leous

Managing Director, TraDigital IR

Phone: + 1 917-715-3765

sean@tradigitalir.com